SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant   ☒

Filed by a party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Consent Solicitation Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Solicitation Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

AXION POWER INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Consent Solicitation Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Note: The attached press release was released today, May 2, 2014, as a “letter to shareholders” to provide further clarification to the shareholders of Axion Power International, Inc. (the “Company”) as to its reasons for seeking a reverse stock split as described in its Preliminary Schedule 14A filed with the U.S. Securities and Exchange Commission on April 30, 2014.

Each of the Company’s named executive officers and directors may be deemed to be a participant in the Company’s solicitation of consents for its proposed reverse stock split to occur upon filing of a Definitive Schedule 14A with the U.S. Securities and Exchange Commission. Information regarding the names and interests of individuals who may be deemed participants in the solicitation of consents of the Company’s shareholders will be contained in the Definitive Schedule 14A to be filed by the Company with the U.S. Securities and Exchange Commission.

Shareholders can obtain free copies of the Preliminary Schedule 14A and will be able to obtain free copies of the Definitive Schedule 14A and other documents filed with the SEC by the Company through the Web site maintained at the SEC at http://www.sec.gov/ or on the Company’s Web site at http://www.axionpower.com. Shareholders are advised to read the Preliminary Schedule 14A and to read the Definitive Schedule 14A when it is available because these contain important information.

AXION POWER INTERNATIONAL, INC.

3601 Clover Lane

New Castle, Pennsylvania 16105

Axion Power Letter to Shareholders

NEW CASTLE, PA (May , 2014) . . . Axion Power International, Inc. (OTC QB: AXPW), the developer of advanced lead-carbon PbC® batteries and energy storage systems, today released the following letter to shareholders regarding the reverse stock split..

To Our Shareholders,

I am writing to you today to discuss our plan for a reverse split of Axion shares. No one really likes the idea of a reverse split, even though the net result leaves the shareholder exactly where they were before the split, but there is solid rationale behind our thinking on this matter. We have told our story over the years in non-deal and shareholder awareness road shows. Our audience has always had diverse group make up, but recently we have attracted more and more attention from some of the larger and more traditional - fundamental based financial institutions. We think this is mainly the result of conferences where we have presented, interviews we have given and because of our newly established presence in the commercial marketplace. Over time, a recurrent theme from these funds and institutions has been, “very interesting story but you know we are prevented from investing directly in you, or from investing in your stock on the open market, or from recommending the investment in your stock to our clients, because of our fund by-laws that speak to ‘required exchange classification criteria’. Translation - you need to be on one of the big boards (NYSE, NASDAQ, AIM, etc.) in order to meet our investment compliance standards.

This theme has become more and more prevalent as our story attracts a greater segment of large, established, ‘fundamental story’ driven funds and institutions. And of course these are the very groups we have advanced to in the other phases of our business development.

Axion’s stock listing history began on the pink sheets, moved to the bulletin board (OTCBB) and then to the over the counter markets QB tier (OTCQB) as we progressed through different stages in our development. It was always our intent to qualify and be listed on a major exchange. We feel, for a myriad of reasons, that the time for that uplisting is now.

We sincerely hope all of you agree.

Best regards,

Tom Granville

Chairman & CEO

Axion Power International, Inc.

About Axion Power International, Inc.

Axion Power International, Inc. (OTC QB: AXPW), has developed and patented a next generation energy storage device that won the prestigious Frost & Sullivan Technology Award for North America in the field of lead-acid batteries. According to Frost & Sullivan, Axion's new PbC® batteries have "the potential to revitalize the lead-acid battery industry by breathing new life into an established technology that has not been well suited to the requirements of important new applications like hybrid electric vehicles and renewable power."

Axion Power International, Inc. is the industry leader in the field of lead-carbon energy storage technologies. Axion believes its new PbC battery technology is the only class of advanced battery that can be assembled on existing lead-acid battery production lines throughout the world utilizing Axion's proprietary activated carbon electrodes. Axion's future goal, after filling their plant's lead-carbon battery production capacity, is to become the leading supplier of carbon electrode assemblies for the global lead-acid battery industry.

For more information, visit www.axionpower.com.

Forward-looking Statements

Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include the risk for the Company to complete its development work, as well as the risks inherent in commercializing a new product (including technology risks, market risks, financial risks and implementation risks, and other risks and uncertainties affecting the Company), as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. We disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events, or otherwise.

Contacts

Allen & Caron, Inc.

Rudy Barrio (Investors)

r.barrio@allencaron.com

(212) 691-8087

Len Hall (Media)

len@allencaron.com

(949) 474-4300